Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2021

SAN DIEGO, CALIFORNIA, February 22, 2022....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months and year ended December 31, 2021. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:
For the year ended December 31, 2021:

•Net income per share was $0.87
•Normalized FFO per share increased 2.4% to $3.39, compared to the year ended December 31, 2020, which includes the $0.22 per share loss from the early redemption on our 2022 and 2023 notes
•AFFO per share increased 5.9% to $3.59, compared to the year ended December 31, 2020
•In November 2021, completed our merger with VEREIT, Inc. (VEREIT) and divestiture of substantially all of the combined company office properties through the Orion Office REIT Inc. spin-off
•Excluding our merger with VEREIT, invested $6.41 billion in 911 properties and properties under development or expansion, including $2.57 billion in Europe
•Shareholders realized a 5.1% increase in the amount of the dividend paid per share in December 2021 as compared to December 2020
•Raised $4.51 billion from the sale of common stock, primarily through our At-The-Market (ATM) program
•In conjunction with our merger with VEREIT, completed the $4.65 billion exchange in principal of U.S. dollar-denominated outstanding notes issued by VEREIT for new notes issued by Realty Income
•Issued £400 million of 1.125% senior unsecured notes due 2027 and £350 million of 1.750% senior unsecured notes due 2033, both of which represented our debut Sterling-denominated green bond offering
For the three months ended December 31, 2021:

•Net income per share was $0.01
•Normalized FFO per share increased 7.2% to $0.89, compared to the three months ended December 31, 2020, which includes the $0.09 per share loss from the early redemption on our 2023 notes
•AFFO per share increased 11.9% to $0.94, compared to the three months ended December 31, 2020
•Excluding our merger with VEREIT, invested $2.63 billion in 401 properties and properties under development or expansion, including $1.04 billion in Europe
•Priscilla Almodovar and Mary Hogan Preusse joined our Board of Directors
•Completed the early redemption on all $750.0 million in principal amount of our outstanding 4.650% notes due August 2023
•Raised $1.72 billion from the sale of common stock, primarily through our ATM program
•Net debt to annualized pro forma adjusted EBITDAre was 5.3x
Events subsequent to December 31, 2021:

•Issued £250.0 million of 1.875% senior unsecured notes due 2027 and £250.0 million of 2.500% senior unsecured notes due 2042

CEO Comments

“2021 was a milestone year and I am deeply appreciative of our talented 'One Team' and all that we have accomplished,” said Sumit Roy, Realty Income's President and Chief Executive Officer. “In addition to closing our merger with VEREIT, we expanded our global platform through our investment in Spain, a new growth vertical in Continental Europe. To that end, we invested a record $2.6 billion in high-quality real estate during the fourth quarter. This brings 2021 property-level acquisitions to $6.4 billion, setting an annual record for the company. Our core business remains healthy as portfolio occupancy ended the year at 98.5% and our balance sheet remains well-positioned to capitalize on a robust global investment pipeline in 2022.”

Select Financial Results

The following summarizes our select financial results (dollars in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenue	$685.0	$417.6	$2,080.5	$1,647.1
Net income available to common stockholders (1)(2)	$4.0	$117.9	$359.5	$395.5
Net income per share	$0.01	$0.33	$0.87	$1.14
Funds from operations available to common stockholders (FFO) (2)(3)	$326.2	$293.7	$1,240.6	$1,142.1
FFO per share	$0.63	$0.83	$2.99	$3.31
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$463.5	$293.7	$1,408.0	$1,142.1
Normalized FFO per share	$0.89	$0.83	$3.39	$3.31
Adjusted funds from operations available to common stockholders (AFFO) (3)	$486.0	$297.7	$1,488.8	$1,172.6
AFFO per share	$0.94	$0.84	$3.59	$3.39
(1) The calculation to determine net income attributable to common stockholders includes provisions for impairment, gains on sales of real estate, and foreign currency gains and losses. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the year ended December 31, 2021 were primarily impacted by the following transactions: (i) a $97.2 million loss on extinguishment of debt, which primarily includes $46.5 million related to the January 2021 early redemption of the 3.250% notes due October 2022 recorded in the three months ended March 31, 2021 and $46.4 million related to the December 2021 early redemption of the 4.650% notes due August 2023 recorded in the three months ended December 31, 2021, (ii) $167.4 million of merger and integration-related costs related to our merger with VEREIT and spin-off of office properties to Orion Office REIT Inc., of which $137.3 million related to the three months ended December 31, 2021, (iii) $39.0 million of provisions for impairment, of which $8.0 million related to the three months ended December 31, 2021, and (iv) $14.7 million in reserves, net of reserve reversals, recorded as a reduction of rental revenue, of which $827,000 related to the three months ended December 31, 2021. Our financial results during the year ended December 31, 2020 were primarily impacted by the following transactions: (i) $147.2 million of provisions for impairment, (ii) $52.5 million in reserves recorded as a reduction of rental revenue, (iii) a $9.8 million loss on extinguishment of debt due to the January 2020 early redemption of the 5.750% notes due January 2021, and (iv) a $3.5 million executive severance charge for our former CFO.
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger and integration-related costs related to our merger with VEREIT and AFFO further adjusts Normalized FFO for unique revenue and expense items, such as losses on extinguishment of debt and executive severance costs. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended December 31, 2021 for our definitions and explanations of how we utilize these metrics. See pages 11 and 12 herein for reconciliations to the most directly comparable GAAP measure.

Rent Collections Update

Percentages of Contractual Rent Collected as of December 31, 2021

	Month Ended October 31, 2021	Month Ended November 30, 2021	Month Ended December 31, 2021	Quarter Ended December 31, 2021

Contractual rent collected(1) across total portfolio	99.7%	99.5%	99.4%	99.5%
Contractual rent collected(1) from our top 20 clients (2)	99.9%	99.8%	99.8%	99.8%
Contractual rent collected(1) from our investment grade clients (3)	99.9%	99.8%	99.8%	99.8%
Contractual rent collected from our theater clients	100.0%	100.0%	100.0%	100.0%
Contractual rent collected from our health and fitness clients	96.7%	96.7%	96.7%	96.7%
(1) Collection rates are calculated as the aggregate contractual rent collected for the applicable period from the beginning of that applicable period through December 31, 2021, divided by the contractual rent charged for the applicable period. Rent collection percentages are calculated based on contractual rent (excluding percentage rents and contractually obligated reimbursements by our clients). Charged amounts have not been adjusted for any COVID-19 related rent relief granted and include contractual rent from any clients in bankruptcy. Due to differences in applicable foreign currency conversion rates and rent conventions, the percentages above may differ from percentages calculated utilizing our total portfolio annualized contractual rent.
(2) We define our top 20 clients as our 20 largest clients based on percentage of total portfolio annualized contractual rent as of December 31, 2021 for all periods.
(3) Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended December 31, 2021 for our definition of investment grade clients.

We either have executed deferral agreements or maintain ongoing deferral discussions with clients that account for a majority of the unpaid contractual rent for each of the periods referenced in the table above.

Rental Revenue Reserves and Reserve Reversals (1)
The following table summarizes reserves and reserve reversals to rental revenue across the entire portfolio (dollars in millions):

	Three Months Ended	Year Ended
	December 31, 2021	December 31, 2021
Rental revenue reserves (reserve reversals)
Theater industry	$(6.3)	$6.5
Other	1.5	3.7
Total rental revenue reserves	$(4.8)	$10.2

Straight-line rent reserves (reserve reversals)
Theater industry	$5.6	$5.8
Other	—	(1.3)
Total straight-line rent reserves	$5.6	$4.5

Total reserves (reserve reversals)
Theater industry	$(0.7)	$12.3
Other	1.5	2.4
Total reserves	$0.8	$14.7
(1) Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.

Theater Industry Update

As of December 31, 2021, our clients in the theater industry represented 3.4% of our annualized contractual rent. As of December 31, 2021, we were fully reserved for the outstanding receivable balances for 34 theater properties. At December 31, 2021, the receivables outstanding for our 81 theater properties totaled $71.0 million, inclusive of $12.7 million of straight-line rent receivables, and net of $38.1 million of reserves, inclusive of $7.6 million of straight-line rent reserves.

For the years ended December 31, 2021 and 2020, we recorded $5.1 million and $22.1 million, respectively, in reserves on contractual base rent for theater properties. Contractual rent reserves exclude reserves on contractually obligated reimbursements by our clients, which was equivalent to $1.4 million and $1.6 million, respectively.

At December 31, 2021, the receivables outstanding across the portfolio totaled $426.8 million, net of $74.0 million of reserves, and includes $231.9 million of straight-line rent receivable, net of $11.8 million of reserves.

We did not record any provisions for impairment on theater properties for the year ended December 31, 2021. See "Item 1A—Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding the actual and potential future impacts of the COVID-19 pandemic and the measures taken to limit its spread on our clients and our business, results of operations, financial condition and liquidity.

Dividend Increases

In December 2021, we announced the 97th consecutive quarterly dividend increase, which is the 114th increase in the amount of the dividend since our listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of December 31, 2021 was $2.958 per share. The amount of monthly dividends paid per share increased 1.4% to $2.833 in 2021, as compared to $2.794 in 2020. We distributed $1.17 billion in common dividends to stockholders in 2021, representing 78.5% of our AFFO of $1.49 billion.

Real Estate Portfolio Update

As of December 31, 2021, our portfolio consisted of 11,136 properties located in all 50 U.S. states, Puerto Rico, the U.K. and Spain, and leased to approximately 1,040 clients doing business in 60 separate industries. We own an actively managed, diversified portfolio of commercial properties under long-term, net lease agreements with a weighted average remaining lease term of approximately 9.0 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of December 31, 2021, portfolio occupancy was 98.5% with 164 properties available for lease or sale, as compared to 98.8% as of September 30, 2021 and 97.9% as of December 31, 2020.

Changes in Occupancy

Three months ended December 31, 2021
Properties available for lease at September 30, 2021	86
Lease expirations (1)(2)	354
Re-leases to same client	(210)
Re-leases to new client	(13)
Vacant dispositions	(53)
Properties available for lease at December 31, 2021	164

Year ended December 31, 2021
Properties available for lease at December 31, 2020	140
Lease expirations (1)(2)	529
Re-leases to same client	(336)
Re-leases to new client	(36)
Vacant dispositions	(133)
Properties available for lease at December 31, 2021	164
(1)Includes 103 net vacancies assumed from the combined effect of our merger with VEREIT and spin-off of office properties to Orion Office REIT Inc. in November 2021.
(2)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the periods indicated above.

During the three months ended December 31, 2021, the annual new rent on re-leases was $49.09 million, as compared to the previous annual rent of $48.22 million on the same units, representing a rent recapture rate of 101.8% on the units re-leased. We re-leased six units to new clients without a period of vacancy, and nine units to new clients after a period of vacancy.

During the year ended December 31, 2021, the annual new rent on re-leases was $89.23 million, as compared to the previous annual rent of $86.29 million on the same units, representing a rent recapture rate of 103.4% on the units re-leased. We re-leased 13 units to new clients without a period of vacancy, and 33 units to new clients after a period of vacancy.

Investments in Real Estate
The following table summarizes our acquisitions in the U.S. and Europe for the periods indicated below (excludes properties assumed on November 1, 2021 in conjunction with our merger with VEREIT):

	Number of Properties	Leasable Square Feet	Investment ($ in thousands)	Weighted Average Lease Term (Years)	Initial Weighted Average Cash Lease Yield (1)
Three months ended December 31, 2021
Acquisitions - U.S. (in 35 states)	299	5,500,972	$1,535,472	14.6	5.5%
Acquisitions - Europe (U.K. and Spain)	58	3,979,153	1,038,093	13.5	5.3%
Total acquisitions	357	9,480,125	2,573,565	14.2	5.4%
Properties under development (2)	44	2,422,607	61,320	15.3	6.2%
Total (3)	401	11,902,732	$2,634,885	14.2	5.4%

Year ended December 31, 2021
Acquisitions - U.S. (in 43 states)	714	14,727,335	$3,608,573	14.1	5.5%
Acquisitions - Europe (U.K. and Spain)	129	9,196,345	2,558,909	11.6	5.5%
Total acquisitions	843	23,923,680	$6,167,482	13.1	5.5%
Properties under development (2)	68	2,681,676	243,278	15.7	6.0%
Total (4)	911	26,605,356	$6,410,760	13.2	5.5%
(1)Initial weighted average cash lease yield is a supplemental operating measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended December 31, 2021 for our definition of this metric. Contractual net operating income used in the calculation of initial weighted average cash lease yield includes approximately $5.3 million received as settlement credits for six properties as reimbursement of free rent periods for the three months ended December 31, 2021 and approximately $8.5 million received as settlement credits for 41 properties as reimbursement of free rent periods for the year ended December 31, 2021.
(2) The three months and year ended December 31, 2021 includes £2.3 million and £7.0 million, respectfully, of investments in U.K. development properties, converted at the applicable exchange rates on the funding dates.
(3) Our clients occupying the new properties are 88.6% retail and 11.4% industrial, based on rental revenue. Approximately 35% of the rental revenue generated from acquisitions during the three months ended December 31, 2021 is from our investment grade rated clients, their subsidiaries or affiliated companies.
(4) Our clients occupying the new properties are 83.6% retail and 16.4% industrial, based on rental revenue. Approximately 40% of the rental revenue generated from acquisitions during the year ended December 31, 2021 is from our investment grade rated clients, their subsidiaries or affiliated companies.

Same Store Rental Revenue
The following summarizes our same store rental revenue on 6,046 properties under lease (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,		Increase
	2021	2020	2021	2020	Three Months	Twelve Months
Rental revenue	$369.4	$352.2	$1,457.6	$1,418.5	4.9%	2.8%

For purposes of comparability, same store rental revenue is presented on a constant currency basis using the exchange rate as of December 31, 2021 of 1.35 GBP/USD. None of the properties in Spain met our same store pool definition for the periods presented. In addition, the same store pool excludes properties assumed on November 1, 2021 as a result of our merger with VEREIT.

Our calculation of same store rental revenue includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB). Same store rental income was impacted by (reserve reversals) and reserves to rental revenue of $(5.6) million for the three months ended December 31, 2021 compared to $11.7 million for the three months ended December 31, 2020, and $6.6 million for the year ended December 31, 2021 compared to $32.9 million for the year ended December 31, 2020. Our calculation of same store rental revenue also includes uncollected rent for which we have not granted a lease concession. If these applicable amounts of rent deferrals and uncollected rent were excluded from our calculation of same store rental revenue, the increases for the three months and year ended December 31, 2021 relative to the comparable periods for 2020 would have been 11.5% and 7.7%, respectively.

Property Dispositions
The following summarizes our property dispositions (dollars in millions). These amounts exclude properties disposed from the spin-off of office properties to Orion Office REIT Inc. in November 2021.

	Three Months Ended December 31, 2021	Year Ended December 31, 2021
Properties sold	58	154
Net sales proceeds	$126.8	$250.3
Gain on sales of real estate	$20.4	$55.8

Liquidity and Capital Markets

Capital Raising
During the three months ended December 31, 2021, we raised $1.72 billion from the sale of common stock at a weighted average price of $69.07 per share, primarily through our At-The-Market-Program.
In January 2022, we issued £250.0 million of 1.875% senior unsecured notes due January 2027 (the "January 2027 Notes") and £250.0 million of 2.500% senior unsecured notes due January 2042 (the "January 2042 Notes"). The public offering price for the January 2027 Notes was 99.487% of the principal amount, for an effective semi-annual yield to maturity of 1.974%, and the public offering price for the January 2042 Notes was 98.445% of the principal amount, for an effective semi-annual yield to maturity of 2.584%. Combined, the new issues of the January 2027 Notes and the January 2042 Notes have a weighted average term of approximately 12.5 years and a weighted average effective semi-annual yield to maturity of approximately 2.28%.

Revolving Credit Facility and Commercial Paper Program
We have a $3.0 billion unsecured revolving credit facility, with an initial term that expires in March 2023 (subject to two six-month options to extend). The revolving credit facility also has a $1.0 billion accordion feature, which is subject to obtaining lender commitments. As of December 31, 2021, the balance of borrowings outstanding under our revolving credit facility was $650.0 million. In addition, we had a cash balance of $258.6 million.

Additionally, we have a U.S. dollar-denominated unsecured commercial paper program. Under the terms of this program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding of $1.0 billion, with proceeds used for general corporate purposes. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under this program. As of December 31, 2021, we had $901.4 million in commercial paper borrowings.

Early Redemption of 4.650% Notes Due 2023
In December 2021, we completed the early redemption on all $750.0 million in principal amount of our outstanding 4.650% notes due August 2023, plus accrued and unpaid interest. As a result of the early redemption, we recognized a loss on extinguishment of debt of $46.4 million, or $0.09 per diluted common share, to net income available to common stockholders, Nareit-defined FFO and Normalized FFO in the three months ended December 31, 2021. Loss on extinguishment of debt is excluded in our calculation of AFFO.

Completion of Exchange Offers
In connection with our merger with VEREIT, in November 2021, we completed our debt exchange offer to exchange outstanding notes issued by VEREIT's operating partnership, or VEREIT OP, totaling $4.65 billion in principal, for new notes issued by Realty Income, pursuant to which approximately 99.2% of the outstanding notes issued by VEREIT OP were exchanged for a like aggregate principal amount of the notes issued by Realty Income. The interest rate, interest payment dates, redemption terms and maturity of each series of Realty Income notes issued by Realty Income in the exchange offers were the same as those of the corresponding series of VEREIT notes exchanged.

Earnings Guidance

Summarized below are approximate estimates of the key components of our 2022 earnings guidance:

2022 Guidance
Net income per share	$1.08 to $1.25
Real estate depreciation and impairments per share	$2.83
Gains on sales of properties per share	$(0.03)
Normalized FFO per share (1)	$3.88 to $4.05
AFFO per share (1)	$3.84 to $3.97
Same store rent growth (2)	~ 1.5%
Occupancy	~ 98%
Cash G&A expenses (% of revenues) (3)(4)	3.5% - 4.0%
Property expenses (non-reimbursable) (% of revenues) (3)	1.5% - 2.0%
Income tax expenses	$45 to $50 million
Acquisition volume	Over $5.0 billion

(1) Normalized FFO per share and AFFO per share exclude merger and integration-related costs associated with our merger with VEREIT.
(2) Includes rent deferred for future payment as a result of lease concessions we granted in response to the COVID-19 pandemic.
(3) Revenue excludes contractually obligated reimbursements by our clients. Cash G&A excludes stock-based compensation expense.
(4) G&A inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 4.0% - 4.5% in 2022.

Conference Call Information

In conjunction with the release of our operating results, we will host a conference call on February 23, 2022 at 11:30 a.m. PT to discuss the results. To access the conference call, dial (888) 440-5675 (United States) or (646) 960-0268 (International). When prompted, provide the conference ID 9982808.

A telephone replay of the conference call can also be accessed by calling (800) 770-2030 and entering the conference ID 9982808. The telephone replay will be available through March 9, 2022.

A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.

Supplemental Materials and Sustainability Report

Supplemental Operating and Financial Data for the three months ended December 31, 2021, including reconciliations for non-GAAP measures within the Glossary, are available on our corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

The Sustainability Report for the year ended December 31, 2020 is available on our corporate website at www.realtyincome.com/corporate-responsibility. During June 2021, we established our Green Financing Framework, which is also available on our corporate website at www.realtyincome.com/corporate-responsibility/Green-Financing-Framework.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company and member of the S&P 500 Dividend Aristocrats® index. We invest in people and places to deliver dependable monthly dividends that increase over time. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 11,100 real estate properties owned under long-term net lease agreements with our commercial clients. To date, the company has declared 620 consecutive common stock monthly dividends throughout its 53-year operating history and increased the dividend 114 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause our actual future results to differ materially from expected results. These risks include, among others, general economic conditions, domestic and foreign real estate conditions, client financial health, the availability of capital to finance planned growth, volatility and uncertainty in the credit markets and broader financial markets, changes in foreign currency exchange rates, property acquisitions and the timing, terms or completion of these acquisitions, uncertainties regarding whether the anticipated benefits of our merger with VEREIT, which closed on November 1, 2021, and the spin-off of the office properties to Orion Office REIT Inc. on November 12, 2021 will be achieved, charges for property impairments, the effects of the COVID-19 pandemic and the measures taken to limit its impact, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, the ability of clients to adequately manage their properties and fulfill their respective lease obligations to Realty Income, the outcome of any legal proceedings to which Realty Income is a party and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of Realty Income’s current operating plans and estimates. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release. Realty Income does not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Victoria Prescott, CFA
Senior Director, Capital Markets & Investor Relations
(858) 284-5349
vprescott@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Year	Year
	Ended 12/31/21	Ended 12/31/20	Ended 12/31/21	Ended 12/31/20
REVENUE
Rental (including reimbursable) (1)	$679,000	$415,306	$2,064,958	$1,639,533
Other (2)	6,019	2,322	15,505	7,554
Total revenue	685,019	417,628	2,080,463	1,647,087

EXPENSES
Depreciation and amortization	333,229	175,041	897,835	677,038
Interest	100,739	78,764	323,644	309,336
Property (including reimbursable)	43,710	27,135	133,605	104,603
General and administrative	30,522	16,674	96,980	73,215
Provisions for impairment	7,990	23,790	38,967	147,232
Merger and integration-related costs	137,332	—	167,413	—
Total expenses	653,522	321,404	1,658,444	1,311,424
Gain on sales of real estate	20,402	22,667	55,798	76,232
Foreign currency and derivative gains, net	1,880	3,311	710	4,585
Loss on extinguishment of debt	(46,722)	—	(97,178)	(9,819)
Equity in income of unconsolidated entities	1,106	—	1,106	—
Other income, net (2)	6,432	448	9,949	4,538
Income before income taxes	14,595	122,650	392,404	411,199
Income taxes	(10,128)	(4,500)	(31,657)	(14,693)
Net income	4,467	118,150	360,747	396,506
Net income attributable to noncontrolling interests	(426)	(219)	(1,291)	(1,020)
Net income available to common stockholders	$4,041	$117,931	$359,456	$395,486

Funds from operations available to common stockholders (FFO)	$326,163	$293,700	$1,240,580	$1,142,119
Normalized funds from operations available to common stockholders (Normalized FFO)	$463,495	$293,700	$1,407,993	$1,142,119
Adjusted funds from operations available to common stockholders (AFFO)	$486,047	$297,654	$1,488,753	$1,172,626

Per share information for common stockholders:
Net income:
Basic	$0.01	$0.33	$0.87	$1.15
Diluted	$0.01	$0.33	$0.87	$1.14

FFO, basic and diluted	$0.63	$0.83	$2.99	$3.31

Normalized FFO:
Basic	$0.89	$0.83	$3.40	$3.31
Diluted	$0.89	$0.83	$3.39	$3.31

AFFO:
Basic	$0.94	$0.84	$3.59	$3.40
Diluted	$0.94	$0.84	$3.59	$3.39

Cash dividends paid per common share	$0.718	$0.702	$2.833	$2.794
(1)We recorded reserves to rental revenue of $827,000 (of which $5.6 million was related to straight-line rent receivables), net of reserve reversals of $(4.8) million, for the three months ended December 31, 2021, $18.1 million (of which $3.3 million was related to straight-line receivables) for the three months ended December 31, 2020, $14.7 million (of which $4.5 million was related to straight-line rent receivables) for the year ended December 31, 2021 and $52.5 million (of which $8.4 million was related to straight-line receivables) for the year ended December 31, 2020. Unless otherwise specified, references to reserves recorded as a reduction of rental revenue include amounts reserved for in the current period, as well as unrecognized contractual rental revenue and unrecognized straight-line rental revenue for leases accounted for on a cash basis. References to reserve reversals recorded as increases to rental revenue include amounts where the accounting for recognition of rental revenue and straight-line rental revenue has been moved from the cash to the accrual basis.
(2)Certain miscellaneous non-recurring revenue has been reclassified from total revenue to "Other income, net" for the three months ended December 31, 2020 and year ended December 31, 2020.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share and share count data)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended December 31, 2021 for our definitions and explanations of how we utilize these metrics.

	Three Months	Three Months	Year	Year
	Ended 12/31/21	Ended 12/31/20	Ended 12/31/21	Ended 12/31/20

Net income available to common stockholders	$4,041	$117,931	$359,456	$395,486
Depreciation and amortization	333,229	175,041	897,835	677,038
Depreciation of furniture, fixtures and equipment	(352)	(153)	(1,026)	(588)
Provisions for impairment	7,990	23,790	38,967	147,232
Gain on sales of real estate	(20,402)	(22,667)	(55,798)	(76,232)
Proportionate share of adjustments for unconsolidated entities	1,931	—	1,931	—
FFO adjustments allocable to noncontrolling interests	(274)	(242)	(785)	(817)
FFO available to common stockholders	$326,163	$293,700	$1,240,580	$1,142,119
FFO allocable to dilutive noncontrolling interests	—	355	—	1,418
Diluted FFO	$326,163	$294,055	$1,240,580	$1,143,537

FFO available to common stockholders	$326,163	$293,700	$1,240,580	$1,142,119
Merger and integration-related costs	137,332	—	167,413	—
Normalized FFO available to common stockholders	$463,495	$293,700	$1,407,993	$1,142,119
Normalized FFO allocable to dilutive noncontrolling interests	—	355	1,642	1,418
Diluted Normalized FFO	$463,495	$294,055	$1,409,635	$1,143,537

FFO per common share, basic and diluted	$0.63	$0.83	$2.99	$3.31

Normalized FFO per common share:
Basic	$0.89	$0.83	$3.40	$3.31
Diluted	$0.89	$0.83	$3.39	$3.31

Distributions paid to common stockholders	$371,179	$247,632	$1,169,026	$964,167

FFO available to common stockholders in (deficit) excess of distributions paid to common stockholders	$(45,016)	$46,068	$71,554	$177,952

Normalized FFO available to common stockholders in excess of distributions paid to common stockholders	$92,316	$46,068	$238,967	$177,952

Weighted average number of common shares used for FFO:
Basic	519,116,544	354,437,466	414,535,283	345,280,126
Diluted	519,438,347	355,050,977	414,769,846	345,878,377

Weighted average number of common shares used for Normalized FFO:
Basic	519,116,544	354,437,466	414,535,283	345,280,126
Diluted	519,438,347	355,050,977	415,270,063	345,878,377

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share and share count data)

AFFO is a non-GAAP financial measure. Please see the Glossary in the Supplemental Operating and Financial Data for the three months ended December 31, 2021 for our definition and an explanation of how we utilize this metric.

	Three Months	Three Months	Year	Year
	Ended 12/31/21	Ended 12/31/20	Ended 12/31/21	Ended 12/31/20
Net income available to common stockholders (1)	$4,041	$117,931	$359,456	$395,486
Cumulative adjustments to calculate Normalized FFO (2)	459,454	175,769	1,048,537	746,633
Normalized FFO available to common stockholders	463,495	293,700	1,407,993	1,142,119
Executive severance charge (3)	—	—	—	3,463
Loss on extinguishment of debt	46,722	—	97,178	9,819
Amortization of share-based compensation	3,750	3,083	16,234	14,727
Amortization of net debt premiums and deferred financing costs (4)	(10,466)	938	(6,182)	3,710
Loss on interest rate swaps	726	1,238	2,905	4,353
Straight-line payments from cross-currency swaps (5)	513	613	2,228	2,573
Leasing costs and commissions	(4,175)	(846)	(6,201)	(1,859)
Recurring capital expenditures	(787)	(72)	(1,202)	(198)
Straight-line rent and expenses	(25,082)	(6,033)	(61,350)	(26,502)
Amortization of above and below-market leases, net	14,424	8,015	37,970	22,940
Proportionate share of adjustments for unconsolidated entities	(1,948)	—	(1,948)	—
Other adjustments (6)	(1,125)	(2,982)	1,128	(2,519)
AFFO available to common stockholders	$486,047	$297,654	$1,488,753	$1,172,626
AFFO allocable to dilutive noncontrolling interests	—	359	1,619	1,438
Diluted AFFO	$486,047	$298,013	$1,490,372	$1,174,064

AFFO per common share:
Basic	$0.94	$0.84	$3.59	$3.40
Diluted	$0.94	$0.84	$3.59	$3.39

Distributions paid to common stockholders	$371,179	$247,632	$1,169,026	$964,167

AFFO available to common stockholders in excess of distributions paid to common stockholders	$114,868	$50,022	$319,727	$208,459

Weighted average number of common shares used for AFFO:
Basic	519,116,544	354,437,466	414,535,283	345,280,126
Diluted	519,438,347	355,050,977	415,270,063	345,878,377
(1)As of December 31, 2021, there was $58.7 million of uncollected rent deferred as a result of lease concessions we granted in response to the COVID-19 pandemic and recognized under the practical expedient provided by the Financial Accounting Standards Board (FASB) and $41.3 million of uncollected rent for which we have not granted a lease concession.
(2)See Normalized FFO calculations on page 11 for reconciling items.
(3)The executive severance charge represents the incremental costs incurred upon our former CFO's departure in March 2020, consisting of $1.6 million of cash, $1.8 million of share-based compensation expense and $58,000 of professional fees.
(4)Includes the amortization of premiums and discounts on notes payable and assumption of our mortgages payable, which are being amortized over the life of the applicable debt, and costs incurred and capitalized upon issuance and exchange of our notes payable, assumption of our mortgages payable and issuance of our term loans, which are also being amortized over the lives of the applicable debt. No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.
(5)Straight-line payments from cross-currency swaps represent quarterly payments in U.S. dollars received by us from counterparties in exchange for associated foreign currency payments. These USD payments are fixed and determinable for the duration of the associated hedging transaction.
(6)Includes adjustments allocable to noncontrolling interests, obligations related to financing lease liabilities, mark-to-market adjustments on investments and derivatives that do not qualify for hedge accounting, and foreign currency gains and losses as a result of intercompany debt and remeasurement transactions.

HISTORICAL FFO AND AFFO
(in thousands, except per share and share count data)

For the three months ended December 31,	2021	2020	2019	2018	2017

Net income available to common stockholders	$4,041	$117,931	$129,297	$85,072	$60,852
Depreciation and amortization, net of furniture, fixtures and equipment	332,877	174,888	156,467	137,553	126,915
Provisions for impairment	7,990	23,790	8,950	1,235	6,679
Gain on sales of real estate	(20,402)	(22,667)	(14,168)	(5,825)	(23,208)
Proportionate share of adjustments for unconsolidated entities	1,931	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(274)	(242)	(150)	(292)	(250)

FFO available to common stockholders	$326,163	$293,700	$280,396	$217,743	$170,988
Merger and integration-related costs	137,332	—	—	—	—

Normalized FFO available to common stockholders	$463,495	$293,700	$280,396	$217,743	$170,988

FFO per diluted share	$0.63	$0.83	$0.85	$0.73	$0.61

Normalized FFO per diluted share	$0.89	$0.83	$0.85	$0.73	$0.61

AFFO available to common stockholders	$486,047	$297,654	$281,986	$236,813	$215,312

AFFO per diluted share	$0.94	$0.84	$0.86	$0.79	$0.76
			.
Cash dividends paid per share	$0.718	$0.702	$0.681	$0.662	$0.636

Weighted average diluted shares outstanding - FFO and Normalized FFO	519,438,347	355,050,977	329,364,027	298,609,734	282,023,488

Weighted average diluted shares outstanding - AFFO	519,438,347	355,050,977	329,364,027	298,609,734	282,428,692

For the year ended December 31,	2021	2020	2019	2018	2017

Net income available to common stockholders	$359,456	$395,486	$436,482	$363,614	$301,514
Depreciation and amortization, net of furniture, fixtures and equipment	896,809	676,450	593,396	539,130	498,231
Provisions for impairment	38,967	147,232	40,186	26,269	14,751
Gain on sales of real estate	(55,798)	(76,232)	(29,996)	(24,643)	(40,898)
Proportionate share of adjustments for unconsolidated entities	1,931	—	—	—	—
FFO adjustments allocable to noncontrolling interests	(785)	(817)	(477)	(1,113)	(933)

FFO available to common stockholders	$1,240,580	$1,142,119	$1,039,591	$903,257	$772,665
Merger and integration-related costs	167,413	—	—	—	—

Normalized FFO available to common stockholders	$1,407,993	$1,142,119	$1,039,591	$903,257	$772,665

FFO per diluted share	$2.99	$3.31	$3.29	$3.12	$2.82

Normalized FFO per diluted share	$3.39	$3.31	$3.29	$3.12	$2.82

AFFO available to common stockholders	$1,488,753	$1,172,626	$1,050,015	$924,558	$838,638

AFFO per diluted share	$3.59	$3.39	$3.32	$3.19	$3.06

Cash dividends paid per share	$2.833	$2.794	$2.711	$2.631	$2.527

Weighted average diluted shares outstanding - FFO	414,769,846	345,878,377	316,601,350	289,923,984	273,936,752

Weighted average diluted shares outstanding - Normalized FFO	415,270,063	345,878,377	316,601,350	289,923,984	273,936,752

Weighted average diluted shares outstanding - AFFO	415,270,063	345,878,377	316,601,350	289,923,984	274,024,934

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share and share count data) (unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Real estate held for investment, at cost:
Land	$10,753,750	$6,318,926
Buildings and improvements	25,155,178	14,696,712
Total real estate held for investment, at cost	35,908,928	21,015,638
Less accumulated depreciation and amortization	(3,949,798)	(3,549,486)
Real estate held for investment, net	31,959,130	17,466,152
Real estate and lease intangibles held for sale, net	30,470	19,004
Cash and cash equivalents	258,579	824,476
Accounts receivable, net	426,768	285,701
Lease intangible assets, net	5,275,304	1,710,655
Goodwill	3,676,705	14,180
Investment in unconsolidated entities	140,967	—
Other assets, net	1,369,579	420,117
Total assets	$43,137,502	$20,740,285

LIABILITIES AND EQUITY
Distributions payable	$146,919	$85,691
Accounts payable and accrued expenses	351,128	241,336
Lease intangible liabilities, net	1,308,221	321,198
Other liabilities	759,197	256,863
Line of credit payable and commercial paper	1,551,376	—
Term loan, net	249,557	249,358
Mortgages payable, net	1,141,995	300,360
Notes payable, net	12,499,709	8,267,749
Total liabilities	18,008,102	9,722,555

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 740,200,000 shares authorized, 591,261,991 and 361,303,445 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	29,578,212	14,700,050
Distributions in excess of net income	(4,530,571)	(3,659,933)
Accumulated other comprehensive income (loss)	4,933	(54,634)
Total stockholders’ equity	25,052,574	10,985,483
Noncontrolling interests	76,826	32,247
Total equity	25,129,400	11,017,730
Total liabilities and equity	$43,137,502	$20,740,285

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
2018	4.2%	15.2%	4.4%	(4.0%)	2.5%	(3.5%)	2.2%	(4.4%)	1.4%	(3.9%)
2019	3.7%	21.1%	3.7%	28.7%	2.4%	25.3%	1.9%	31.5%	1.1%	35.2%
2020	4.5%	(11.8%)	3.6%	(5.1%)	1.9%	9.7%	1.5%	18.4%	0.9%	43.6%
2021	4.1%	23.0%	2.6%	41.3%	1.8%	20.9%	1.3%	28.7%	0.7%	21.4%

Compound Average Annual Total Return (5)		15.5%		11.2%		11.1%		11.0%		11.7%

Note:  All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end. Dividend yield sources: Nareit website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)FTSE Nareit US Equity REIT Index, as per Nareit website.
(2)Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period. Does not include reinvestment of dividends for the annual percentages.
(3)Includes reinvestment of dividends. Source: Nareit website and Factset.
(4)Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.
(5)All of these Compound Average Annual Total Return rates are calculated in the same manner for each period from Realty Income's NYSE listing on October 18, 1994 through December 31, 2021, and (except for NASDAQ) assume reinvestment of dividends. Past performance does not guarantee future performance. Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.